Exhibit 99.2

SIRVA, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(In millions)	Three Months Ended March 31,
	2007	2006
Cash flows from operating activities:
Net loss	$(26.2)	$(28.1)
Adjustments to reconcile net loss to net cash used for operating activities:
Depreciation and amortization	6.4	10.4
Gain on sale of assets, net	(5.0)	(27.1)
(Decrease) increase in reserve for relocation properties	(4.3)	1.4
Provision for losses on accounts and notes receivable	1.1	1.7
Deferred income taxes	0.7	3.4
Stock compensation expense	0.2	0.9
Write-off of deferred debt issuance costs	—	1.0
Change in operating assets and liabilities:
Originations of mortgages held for resale	(300.3)	(280.5)
Sales of mortgages held for resale	301.7	289.9
Accounts and notes receivable	31.7	31.3
Accounts payable	(2.5)	8.6
Other current assets and liabilities	(9.2)	(20.8)
Other long-term assets and liabilities	(8.6)	(5.0)
Net cash used for operating activities	(14.3)	(12.9)
Cash flows from investing activities:
Dispositions, net of cash sold	6.8	85.7
Capital expenditures	(2.8)	(4.4)
Other investing activities	(0.4)	(0.3)
Net cash provided by investing activities	3.6	81.0
Cash flows from financing activities:
Borrowings on mortgage and relocation facilities	298.6	285.8
Repayments on mortgage and relocation facilities	(307.3)	(298.4)
Borrowings on short-term and long-term debt	237.5	289.7
Repayments on short-term and long-term debt	(224.2)	(334.7)
Change in book overdrafts	5.3	(7.8)
Repayments on capital lease obligations	(0.4)	(1.6)
Debt issuance costs	—	(1.8)
Net cash provided by (used for) financing activities	9.5	(68.8)
Effect of exchange rate changes on cash and cash equivalents	2.5	(1.0)
Net increase (decrease) in cash and cash equivalents	1.3	(1.7)
Cash and cash equivalents at beginning of period	40.6	30.3
Cash and cash equivalents at end of period	$41.9	$28.6